Exhibit 10.11

Bausch + Lomb Corporation
Share Unit Award Agreement
(Performance Restricted Share Units)
(2022 Omnibus Incentive Plan)
Bausch + Lomb Corporation (the “Company”), pursuant to Section 7(c) of the Bausch + Lomb Corporation 2022 Omnibus Incentive Plan (as amended and restated, the “Plan”), hereby awards to you a Share Unit Award in the form of performance restricted share units (“PSUs”) in the target amount set forth below that are convertible into Common Shares in accordance with the terms set forth below (the “Award”). This Award is subject to all of the terms and conditions as set forth herein (the “Agreement”) and in the Plan, which is incorporated herein in its entirety. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Plan. In the event of any conflict between the terms in the Agreement and the Plan, the terms of the Plan shall control. For the avoidance of doubt, any terms contained in the Agreement but are not in the Plan shall not constitute a conflict and such terms in the Agreement shall control.

Participant:    <Participant Name>
Grant Date:    <Grant Date>
Target Number of PSUs:    <Number of Awards Granted>
The details of your Award are as follows.

1.Consideration. Consideration for this Award is satisfied by your services to the Company and its Subsidiaries and complying with the terms of this Agreement, including the restrictive covenants set forth in Sections 8 and 9.
2.Vesting; Termination of Service.
(a)In General. The target number of PSUs granted to you hereunder (as set forth above) (the “Target PSUs”) may be earned between 0% and 300% based on the level of attainment of the service-based vesting condition (set forth in Section 2(b) below) and the performance-based vesting conditions (set forth in Section 2(c) below). The date on which both of the service-based vesting condition and the performance-based vesting condition applicable to your Award are satisfied shall be referred to as the “Vesting Date”.
(b)Service-Based Vesting Condition. Subject to the provisions of the Plan and the acceleration provisions contained herein, the Earned PSUs (as defined below) (if any) will vest (as to service) on the third anniversary of the Grant Date (the “Service Vesting Date”); provided that (i) you must not have experienced a Termination of Service prior to the Service Vesting Date (unless otherwise provided pursuant to Sections 2(d) through (f) and subject to Section 3) and (ii) you continue to comply with the restrictive covenants set forth in Sections 8 and 9. Any PSUs that did not become vested prior to your Termination of Service or that do not become vested according to the provisions in this Section 2 shall be forfeited immediately following the date of your Termination of Service, without any consideration thereto. Settlement of vested Awards shall be pursuant to Section 3 below.
(c)Performance-Based Vesting Conditions.
(i)General. The number of PSUs that are earned and become eligible to vest pursuant to this Award (the “Earned PSUs”) will be equal to the product of (A) the number of Target PSUs multiplied by (B) the Performance Goal Payout Percentage (as defined below). Any PSUs that do not become Earned PSUs in accordance with this Agreement as of the end of the Performance Period (as defined below) shall be immediately forfeited and cancelled, without the payment of any consideration therefor. Notwithstanding anything to the contrary herein, in no event will the Earned PSUs exceed 300% of the Target PSUs.
(ii)Revenue Performance Goal. Following the end of the Performance Period, the Committee will determine the level of achievement of the Revenue Performance Goal (with interpolation, on a mathematical straight-line basis, to reflect attained performance between defined ends of the applicable spectrum) (the “Revenue Achievement Percentage”):

Revenue Performance Goal (FY 2026)	Revenue Achievement Percentage (%)
Below Threshold	[%]
Threshold	[%]
Target	[%]
Above Target	[%]
Maximum	[%]

In the event the Revenue Achievement Percentage is below the threshold performance level (as set forth in the table above), then none of the PSUs will become Earned PSUs and the Award will be forfeited in its entirety.

(iii)rTSR Modifier Performance Goal. The “rTSR Modifier Percentage” shall be determined by the Committee following the end of the Performance Period as follows:
(A)if the Company TSR Percentile Ranking is below the [th] percentile, then the rTSR Modifier Percentage will be [%];

(B)if the Company TSR Percentile Ranking is at or above the [th] percentile but below the [th] percentile, then the rTSR Modifier Percentage will be [%];

(C)if the Company TSR Percentile Ranking is at or above the [th] percentile but below the [th] percentile, then the rTSR Modifier Percentage will be [%]; and

(D)if the Company TSR Percentile Ranking is at or above the [th] percentile but below the [th] percentile, then the rTSR Modifier Percentage will be [%]; and

(E)if the Company TSR Percentile Ranking is at or above the [th] percentile, then the rTSR Modifier Percentage will be [%].
(iv)Definitions. For purposes of this Agreement, the following terms shall have the following meanings:
(A)    “Company TSR Percentile Ranking” means the percentile ranking of the Company’s TSR relative to the TSR of the Comparator Companies (as defined below), rounded to the whole nearest percentile, as determined by the Committee. In determining the Company TSR Percentile Ranking, in the event that the Company’s TSR is equal to the TSR of one or more Comparator Companies, the Company TSR Percentile Ranking will be determined by ranking the Company’s TSR as being greater than such applicable Comparator Company.
(B)    “Comparator Companies” means, Agilent Technologies, Alcon, Align Technology, Cooper, Dentsply Sirona, DexCom, Edwards Lifesciences, Hologic, Jazz Pharmaceuticals, Organon, Perrigo, ResMed, Teleflex, Zimmer Biomet and Zoetis, in each case excluding (x) the Company and (y) any companies that cease to exist as of the end of the Performance Period, other than (i) due to an acquisition or merger where the Comparator Company is the surviving entity whose stock is publicly listed on a national securities exchange (provided that, in such circumstances, the Company Relative TSR Percentile Ranking may be equitably adjusted by the Committee in its discretion) or (ii) due to bankruptcy or delisting (in which case such Comparator Company’s TSR shall be ranked at the bottom of the Comparator Companies).

(C)    “Performance Goal Payout Percentage” means the percentage determined by multiplying (i) the Revenue Achievement Percentage by (ii) the rTSR Modifier Percentage (as defined below); provided, however, in no event shall the Performance Goal Payout Percentage exceed 300%. Notwithstanding anything to the contrary herein, if the Company’s TSR is negative on an absolute basis, the Performance Goal Payout Percentage base will be capped at 50% (regardless of the actual Revenue Achievement Percentage or rTSR Modifier Percentage attained).

(D)    “Performance Period” means the period beginning on January 1, 2024 and ending on December 31, 2026, except as set forth in Section 2(e).
(E)     “Revenue” means the Company’s revenue, on a constant currency basis, as reported in the Company’s Form 10-K, as determined in accordance with U.S. GAAP, and adjusted, if at all, as a result of extraordinary events or circumstances, including acquisitions, divestitures, discontinuations and similar events, as determined by the Committee.
(F)     “Revenue Performance Goal” means the level of performance that must be attained with respect to the Company’s Revenue for the Company’s 2026 fiscal year. If applicable, the Committee shall provide how the Revenue Performance Goal will be adjusted, if at all, as a result of extraordinary events or circumstances, including acquisitions, divestitures, discontinuations and similar events, as determined by the Committee.
(G)    “TSR” means, with respect to the Company or any Comparator Company, as applicable, the change in the fair market value per share of common stock of the Company or such Comparator Company, as applicable, including the pre-tax value of any dividends or other distributions per share for any dividend record dates that occur during the Performance Period (with the value of such dividends or distributions determined by treating them as reinvested in additional shares of common stock at the closing market price on the applicable ex-dividend date), calculated as the percentage difference (whether positive or negative) between the average of the closing price per share of the common stock of the Company or such Comparator Company, as applicable, for (i) the last 20 consecutive trading days immediately preceding the first day of the Performance Period and (ii) the last 20 consecutive trading days ending on the last trading day of the Performance Period (plus the pre-tax value of any dividends or other distributions per share for any dividend record dates that occur during the Performance Period, assuming reinvestment thereof in common stock as described above).
(d)Vesting Acceleration Upon Termination of Service due to Death or Disability. Notwithstanding the foregoing and any other provisions of the Plan to the contrary, in the event that you experience a Termination of Service due to your death or Disability, the Target PSUs will remain outstanding and will be eligible to be earned and vest based on actual achievement of the applicable performance-based vesting conditions determined as of the end of the Performance Period in accordance Section 2(c) of this Agreement; provided that the number of your Earned PSUs (if any) that may become vested will be prorated based on a fraction, (x) the numerator of which is the number of days from the Grant Date through the date of your Termination of Service, and (y) the denominator of which is 1,096.

(e)Treatment of Award in the Event of a Change of Control. Notwithstanding the foregoing and any other provisions of the Plan to the contrary, in the event of a Change of Control:
(i)the performance-based vesting conditions set forth in Section 2(c)(ii) shall be deemed achieved based on the greater of (A) the level of the Company’s Revenue for the 12-month period immediately preceding the last calendar quarter prior to the date of such Change of Control for which the Company has published final financial results, as measured against the Revenue Performance Goal set forth in Section 2(c)(ii) above, and (B) target performance (100%);
(ii)the performance-based vesting conditions set forth in Section 2(c)(iii) shall be measured based on the actual performance of the rTSR Modifier Performance Goal, calculated as of the last trading day immediately prior to the date of the consummation of such Change of Control;
(iii)if this Award of PSUs is assumed or substituted (as described in Section 11(a)(iii) of the Plan) in connection with such Change of Control, then (A) the PSUs will be adjusted in accordance with Section 6(e) of the Plan, and (B) in the event you experience a Termination of Service by the Company (or the acquiring entity or its affiliates) without Cause or by you for Good Reason, in each case within the twelve (12) month period immediately following such Change of Control (or during the six month period prior to such Change of Control if such Termination of Service was in contemplation of, and directly related to, the Change of Control), then the PSUs will vest as of the date of such Termination of Service; provided that you deliver to the Company, and fail to revoke, a signed release of claims acceptable to the Company within fifty-five (55) days following the date of your Termination of Service; and
(iv)if this Award of PSUs is not assumed or substituted (as described in Section 11(a)(iii) of the Plan) in connection with such Change of Control, then the PSUs will vest as of immediately prior to such Change of Control.
3.Distribution of Common Shares. The Company will deliver to you a number of Common Shares vested in accordance with the provisions of Section 2 of this Agreement (plus any Common Shares resulting from dividend equivalents credited with respect to this Award in accordance with Section 6 of this Agreement) as soon as administratively practicable after the applicable Vesting Date, but in no event later than March 15 of the calendar year following the year in which such Common Shares become vested (the “Settlement Date”); provided that, notwithstanding anything in the Plan or this Agreement to the contrary, any remaining right to a distribution of the Common Shares will be forfeited in the event of your Termination of Service for Cause prior to the date on which the Common Shares are distributed to you or if you violate any post-employment obligation that you may have to the Company or any of its Subsidiaries, including the restrictive covenants set forth in Sections 8 and 9.

4.Number of Shares. The number of Common Shares subject to your Award may be adjusted from time to time in accordance with Section 6(e) of the Plan. The Company will establish a bookkeeping account to reflect the number of PSUs standing to your credit from time to time. However, you will not be deemed to be the holder of, or to have any of the rights of a shareholder with respect to, any Common Shares subject to your Award (including but not limited to shareholder voting rights) unless and until the shares have been delivered to you in accordance with Section 3 of this Agreement.
5.Common Share Ownership Requirements. You agree to comply with, and be subject to the terms of, any Common Share ownership requirements adopted by the Company applicable to you, which shall be on the same terms as similarly situated executives of the Company.
6.Dividend Equivalents. The bookkeeping account maintained for the Award granted pursuant to this Agreement shall, until the applicable Vesting Date or the termination and cancellation or forfeiture of the Award pursuant to the terms of this Agreement, be allocated additional PSUs on the payment date of dividends on the Company’s Common Shares. Such dividends will be converted into a number of additional Common Shares covered by the PSUs equal to the quotient of (i) the aggregate amount or value of the dividends paid with respect to that number of Common Shares equal to the number of shares covered by the PSUs divided by (ii) the Market Price per Common Share on the payment date for such dividend. Any such additional PSUs shall vest in accordance with, and subject to, the same terms as the PSUs granted under this Agreement (including the performance-based vesting conditions set forth in Section 2(c)).
7.Disclosure and Ownership of Intellectual Property.
(a)Company Intellectual Property. You acknowledge and agree that any intellectual property, including, without limitation, works, materials, inventions, invention disclosures, invention registrations, patent rights, trademarks, service marks, trade names, trade dress, logos, domain names, copyrights, design rights, mask works, software, apparatus, technology, data, trade secrets, know-how and all other intellectual property and proprietary rights recognized by any applicable law of any jurisdiction, that you create, discover, conceive, reduce to practice, develop or acquire during the course of your employment or service, either alone or jointly with others, (i) using any equipment, supplies, facilities, trade secrets, know-how or other Confidential Information of the Company or any of its affiliates, (ii) that results from any work performed for the Company or any of its affiliates and/or (iii) that otherwise relates to the Company’s or any of its affiliates’ business or actual or demonstrably anticipated research or development (collectively, “Company Intellectual Property”) is and shall remain the exclusive property of the Company or the affiliate of the Company, as applicable, that is your employer (the “Employer”) whether registered or otherwise exploited or not. In furtherance of the foregoing, you hereby assign, transfer, convey and deliver to the Employer your entire right, title and interest in and to any and all such Company Intellectual Property.

(b)Work Made for Hire. You acknowledge and agree that, with respect to any Company Intellectual Property that may qualify as a Work Made For Hire as defined in 17 U.S.C. § 101 or other applicable law, such Company Intellectual Property is and will be deemed a Work Made for Hire and the Employer will have the sole and exclusive right to the copyright (or, in the event that any such Company Intellectual Property does not qualify as a Work Made for Hire, the copyright and all other rights thereto are hereby automatically assigned to the Employer as above).
(c)Disclosure. You agree to record all activities undertaken in the course of your employment and to disclose promptly in writing to the Employer any and all Company Intellectual Property. You agree that you will give the Company or any of its affiliates all reasonable assistance and execute all documents necessary to assist with enabling the Company or any of its affiliates to prosecute, perfect, register, record, enforce and defend any and all of their rights in and to any Company Intellectual Property and Confidential Information.
(d)Non-Assignable Inventions. If your principal work location is in California, Illinois, Kansas, Minnesota or Washington State, the provisions regarding your assignment of Company Intellectual Property to the Employer in Sections 7(a) and (b) of this Agreement may not apply to certain inventions (“Non-Assignable Inventions”) as specified in the statutory code of the applicable state. You acknowledge having received notification regarding such Non-Assignable Inventions pursuant to such states’ codes.
(e)Prior Intellectual Property. If, in the course of your employment with the Employer, you use any intellectual property that is solely or jointly owned by you or licensed to you, with the right to sub-license (collectively, “Prior Intellectual Property”), you hereby grant to the Company and its affiliates a worldwide, non-exclusive, irrevocable, perpetual, fully paid-up and royalty-free license (with rights to sublicense through multiple tiers of sublicensees) to use, reproduce, modify, make derivative works of, publicly perform, publicly display, make, have made, sell, offer for sale, import and otherwise exploit such Prior Intellectual Property for any purpose.
(f)Waiver of Moral Rights. To the extent you may do so under applicable law, you hereby waive and agree never to assert any Moral Rights that you may have in or with respect to any Company Intellectual Property, even after termination of any work on behalf of the Company or its affiliates. As used in this Agreement, “Moral Rights” means any rights to claim authorship of a work, to object to or prevent the modification or destruction of a work, or to withdraw from circulation or control the publication or distribution of a work, and any similar right, existing under any applicable law of any jurisdiction, regardless of whether or not such right is denominated or generally referred to as a “moral right.”
(g)This Section 7 shall survive your Termination of Service.
8.Records and Confidential Data. In consideration of the PSUs issued to you pursuant to this Agreement, subject to Sections 8(e) and 8(f), you agree to be bound by the covenant of confidentiality set forth in this Section 8 with respect to any and all Confidential

Information (as defined below) disclosed or made available to you or of which you have otherwise become aware, whether before, on or after the date hereof.
(a)Ownership; Recognition of Company’s Rights. You acknowledge that in connection with the performance of your duties, the Company will make available to you, or you will have access to, certain Confidential Information of the Company and its affiliates. You acknowledge and agree that any and all Confidential Information you learned or obtained during the course of your employment or service by the Company or any of its affiliates or otherwise, whether developed by you alone or in conjunction with others or otherwise, shall be and is the sole and exclusive property of the Employer. No license or other right to any Confidential Information is granted to you under this Agreement. To the extent that you acquire any right, title or interest in or to any Confidential Information, you hereby assign, transfer, convey and deliver to the Employer all such right, title and interest in and to such Confidential Information.
(b)Restrictions. Subject to Sections 8(e) and 8(f), you (i) will keep all Confidential Information strictly confidential, (ii) will not use Confidential Information in any manner which is detrimental to the Company or its affiliates, (iii) will not use Confidential Information other than in connection with the discharge of your duties to the Company and its affiliates, (iv) will safeguard any and all Confidential Information from unauthorized disclosure, and (v) will not disclose, publish, use, transfer or otherwise disseminate any Confidential Information to any person or entity without the Employer’s express prior written consent, except as may be necessary to perform your duties as an employee of the Company or its affiliates for the benefit of the Company or its affiliates. You may, however, disclose Confidential Information to the extent it is in response to a valid order of a court or other governmental authority or to otherwise comply with applicable law; provided that, subject to your protections under Sections 8(e) and 8(f) below, you shall first give notice to the Employer and reasonably cooperate with the Employer to obtain a protective order or other measures preserving the confidential treatment of such Confidential Information and requiring that the information or documents so disclosed be used only for the purposes for which the order was issued or is otherwise required by applicable law. For the avoidance of doubt, nothing in this Section 8(b) shall prevent you from exercising any legally protected whistleblower rights (including under Rule 21F under the Exchange Act), and you shall not be required to first give notice to the Employer when you are exercising your legally protected whistleblower rights.
(c)Disposition of Confidential Information. Following your Termination of Service or upon the Company’s request, you will return to the Company all copies of any and all Confidential Information in your custody, possession or control (including all copies of any analyses, compilations, studies or other documents prepared by you or for your use containing or reflecting any Confidential Information). Alternatively, with the Company’s prior written consent, you may destroy such Confidential Information. Within five (5) business days of your Termination of Service or such request by the Company, you shall deliver to the Company a document certifying that such written Confidential Information has been returned or destroyed in accordance with this Section 8(c).

(d)Confidential Information. For the purposes of this Agreement, “Confidential Information” shall mean any and all non-public, proprietary or other confidential information of the Company or its affiliates disclosed to you, to which you have access, or of which you otherwise become aware, in each case whether in oral, written, graphic or machine readable form, including, without limitation, (i) know-how, trade secrets, inventions, discoveries, concepts, information, works, materials, processes, methods, data, software, programs, apparatus, designs and the like, and any other intellectual property the value of which is contingent upon maintaining the confidentiality thereof, (ii) information regarding the business of the Company or its affiliates, including its products, services, budgets, contracts, reports, investigations, experiments, research, work in progress, drawings, designs, plans, proposals, codes, marketing and sales programs, client lists, client mailing lists, supplier lists, financial projections, cost summaries, pricing formulae, marketing studies relating to prospective business opportunities, and all other concepts, ideas, materials, or information prepared or performed for or by the Company or its affiliates, (iii) information regarding the skills and compensation of the employees, contractors, and any other service providers of the Company or its affiliates, (iv) the existence of any business discussions, negotiations, or agreements between the Company or its affiliates and any third party, (v) all documents and other work product generated by you which contain, comment upon, or relate in any way to any information disclosed by the Company or its affiliates, (vi) all third-party information held in confidence by the Company or its affiliates, and (vii) the terms and conditions of this Agreement. For purposes of this Agreement, the Confidential Information shall not include and your obligation shall not extend to (i) information which is generally available to the public and (ii) information obtained by you other than pursuant to or in connection with your employment.
(e)Defend Trade Secrets Act. Pursuant to Section 7 of the Defend Trade Secrets Act of 2016 (which added 18 U.S.C. § 1833(b)), you and the Company acknowledge and agree that you shall not have criminal or civil liability under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, State, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, and without limiting the preceding sentence, if you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney and may use the trade secret information in the court proceeding, if you (x) file any document containing the trade secret under seal and (y) do not disclose the trade secret, except pursuant to court order. Nothing in this Agreement is intended to conflict with 18 U.S.C. §1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such Section.
(f)Whistleblower Protections. Notwithstanding the foregoing, nothing in this Agreement precludes or otherwise limits your ability to communicate directly with and provide information, including documents, not otherwise protected from disclosure by any applicable law or privilege to the Securities and Exchange Commission (the “SEC”), or any other federal, state or local governmental agency or commission or self-regulatory organization (each such agency, commission or organization, a “Government Agency”) or self-regulatory organization regarding possible legal violations, without disclosure to the Company. You do not need the prior authorization of the Company to make any such reports or disclosures, and you shall not be required to notify the Company that such reports or disclosures have been made. The Company may not retaliate against you for any of these activities, and nothing in this Agreement requires you to waive any monetary award or other relief that you might become entitled to from the SEC or any other Government Agency.
(g)This Section 8 shall survive your Termination of Service.
9.Covenant Not to Solicit, Not to Compete and Not to Disparage. In consideration of the PSUs issued to you pursuant to this Agreement, you agree to be bound by the covenants of non-solicitation, non-competition and non-disparagement set forth in this Section 9.
(a)Covenant Not to Solicit. To protect the Confidential Information and other trade secrets of the Company and its affiliates, you agree, during the period of your employment with or service to the Company and for a period of twelve (12) months thereafter (or, if greater, the period set forth in your Service Agreement) (the “Restricted Period”), not to solicit, hire or participate in or assist in any way in the solicitation or hire of any employees of the Company or any of its Subsidiaries (or any person who was an employee of the Company or any of its Subsidiaries during the 6-month period preceding such action). For purposes of this covenant, “solicit” or “solicitation” means directly or indirectly influencing or attempting to influence employees of the Company to become employed with any other person, partnership, firm, corporation or other entity. You agree that the covenants contained in this Section 9(a) are reasonable and desirable to protect the Confidential Information of the Company and its affiliates, provided that solicitation through general advertising or the provision of references shall not constitute a breach of such obligations.
(b)Covenant Not to Compete. The non-compete provision contained in this Section 9(b) does not apply to any Participant who resides in or whose principal place of employment is in the State of California. To protect the Confidential Information and other trade secrets of the Company and its affiliates, you agree, during the Restricted Period, not to engage in Prohibited Activities (as defined below) in any country in which the Company or its affiliates conduct business, or plan to conduct business, during the period of your employment or service. For the purposes of this Agreement, the term “Prohibited Activities” means directly or indirectly engaging as an owner, employee, consultant or agent of any entity that derives more than 10% of its consolidated revenue from the development, manufacturing, marketing and/or distribution (directly or indirectly) of the global eye health business; provided that Prohibited Activities shall not mean (i) your investment in securities of a publicly-traded company equal to less than five (5%) percent of such company’s outstanding voting securities or (ii) serving as a member of a board of directors of a company provided that, for the avoidance of doubt, you comply with the obligations set forth in Sections 8 and 9(a) of this Agreement. You agree that the covenants contained in this Section 9(b) are reasonable and desirable to protect the Confidential Information of the Company and its affiliates. Notwithstanding anything set forth in this Section

9(b), if you reside in or your principal place of employment is in the State of California, then the noncompete restrictions set forth in this Section 9(b) that are void under the laws of the State of California shall not apply to you and will not be enforced by the Company. Nothing herein alters any other terms and conditions or any other post-employment contractual obligations set forth in this Agreement that remain enforceable under the laws of the State of California, including without limitation, any obligations related to confidential and/or proprietary information or invention assignments, which shall remain in full force and effect.
(c)Non-Disparagement Covenant. Except in connection with your exercise of your legally protected rights described in Sections 8(e) and 8(f) above, you agree not to make written or oral statements about the Company or its affiliates or their directors, executive officers or non-executive officer employees that are negative or disparaging. Notwithstanding the foregoing, nothing in this Agreement shall preclude you from communicating or testifying truthfully to the extent required by law to any federal, state, provincial or local governmental agency or in response to a subpoena to testify issued by a court of competent jurisdiction.
(d)Your obligations under this Section 9 shall survive your Termination of Service.
10.Severability of Restrictive Covenants. It is the intent and desire of you and the Company that the restrictive provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies as applied in each jurisdiction in which enforcement is sought. If any particular provision of Sections 8 or 9 shall be determined to be invalid or unenforceable, such provision shall be amended, without any action on the part of either party hereto, to delete therefrom the portion so determined to be invalid or unenforceable, such deletion to apply only with respect to the operation of such covenant in the particular jurisdiction in which such adjudication is made. Any provision of Sections 8 or 9 (or part of such a Section) so declared to be unlawful or invalid will, if possible, be construed in a manner that will give effect to the terms of such Section or part of such Section to the fullest extent possible while remaining lawful and valid.
11.Remedies for Breach of Obligations Under Sections 8 and 9. You acknowledge that the Company will suffer irreparable injury, not readily susceptible to valuation in monetary damages, if you breach any obligation under Sections 8 or 9. Accordingly, you agree that the Company will be entitled, in addition to any other available remedies, to obtain preliminary and permanent injunctive relief against any breach or prospective breach by you of your obligations under Sections 8 or 9. Without limiting other forms of relief available to the Company, in the event of your breach of any of your obligations under Sections 8 or 9, your Award will be forfeited for no consideration and, if payment in respect of your Award has been made, you will be obligated to return the proceeds to the Company. You agree that process in any or all of those actions or proceedings may be served by registered mail, addressed to the last address provided by you to the Company, or in any other manner authorized by law.
12.Clawback. This Agreement is subject to Section 12 of the Plan, any policy the Company has adopted or will adopt regarding the recovery of incentive compensation and any additional clawback provisions as required by law or applicable listing rules, including, without limitation, the Bausch & Lomb Financial Restatement Compensation Recoupment Policy (the “Financial Restatement Clawback Policy,” and, along with any other clawback policy, the “Clawback Policies”). You agree and acknowledge that your adherence to the Clawback Policies is mandatory, as applicable to you, and that any compensation you have received that would be subject to the Clawback Policies remains subject to such Clawback Policies. Furthermore, you agree and acknowledge that all Incentive-Based Compensation (as defined in the Financial Restatement Clawback Policy) you have received is expressly governed by the provisions outlined in the Financial Restatement Clawback Policy.
13.Compliance with Section 409A of the Internal Revenue Code. The Award is intended to comply with Section 409A of the Code to the extent subject thereto or to otherwise be exempt from Section 409A of the Code, and shall be interpreted in accordance with this intent and Section 409A of the Code and treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Grant Date. Notwithstanding any provision in the Plan to the contrary, no payment or distribution under this Plan that constitutes an item of deferred compensation under Section 409A of the Code and becomes payable by reason of your Termination of Service with the Company shall be made to you until your Termination of Service constitutes a separation from service within the meaning of Section 409A of the Code. For purposes of this Award, each amount to be paid or benefit to be provided shall be construed as a separate identified payment for purposes of Section 409A of the Code. Notwithstanding any provision in the Plan to the contrary, if you are a specified employee within the meaning of Section 409A of the Code, then to the extent necessary to avoid the imposition of taxes under Section 409A of the Code, you shall not be entitled to any payments upon your Termination of Service until the earlier of: (i) the expiration of the six (6)-month period measured from the date of your separation from service or (ii) the date of your death. Upon the expiration of the applicable waiting period set forth in the preceding sentence, all payments and benefits deferred pursuant to this Section 13 (whether they would have otherwise been payable in a single lump sum or in installments in the absence of such deferral) shall be paid to you in a lump sum as soon as practicable, but in no event later than sixty (60) calendar days, following such expired period, and any remaining payments due under this Award will be paid in accordance with the normal payment dates specified for them herein. Notwithstanding any provision of the Plan to the contrary, in no event shall the Company or any affiliate be liable to you on account of an Award’s failure to (i) qualify for favorable U.S. or foreign tax treatment or (ii) avoid adverse tax treatment under U.S. or foreign law, including, without limitation, Section 409A of the Code.
14.Securities Law Compliance. You may not be issued any Common Shares under your Award unless the Common Shares are either (i) then registered under the Securities Act of 1933, as amended (the “Securities Act”), or (ii) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act. Your Award must also comply with other applicable laws and regulations governing the Award, and you shall not receive such shares if the Company determines that such receipt would not be in material compliance with such laws and regulations.

15.Restrictive Legends. The Common Shares issued under your Award shall be endorsed with appropriate legends, if any, determined by the Company.
16.Transferability. Except as otherwise permitted by the Committee in accordance with the terms of the Plan, your Award is not transferable, except by will or by the laws of descent and distribution. Notwithstanding the foregoing, by delivering written notice to the Company, in the form prescribed by the Company, you may designate a third party who, in the event of your death, will thereafter be entitled to receive any distribution of Common Shares pursuant to Section 3 of this Agreement.
17.Award Not a Service Contract. Your Award is not an employment or service contract, and nothing in your Award will be deemed to create in any way whatsoever any obligation on your part to continue in the service of the Company or an affiliate, or on the part of the Company or an affiliate to continue such service. In addition, nothing in your Award will obligate the Company or an affiliate, their respective shareholders, boards of directors or employees to continue any relationship that you might have as an employee of the Company or an affiliate.
18.Unsecured Obligation. Your Award is unfunded, and as a holder of PSUs, you will be considered an unsecured creditor of the Company with respect to the Company’s obligation, if any, to issue Common Shares pursuant to this Agreement. You will not have voting or any other rights as a shareholder of the Company with respect to the Common Shares subject to your Award until such Common Shares are issued to you pursuant to Section 3 of this Agreement. Upon such issuance, you will obtain full voting and other rights as a shareholder of the Company. Nothing contained in this Agreement, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between you and the Company or any other person.
19.Withholding Obligations. On or before the time you receive a distribution of Common Shares pursuant to your Award, or at any time thereafter as requested by the Company, you hereby authorize any required withholding from the Common Shares, payroll and any other amounts payable or issuable to you and/or otherwise agree to make adequate provision in cash for any sums that can be withheld to satisfy the federal, state, local and foreign tax withholding obligations of the Company or any affiliate which arise in connection with your Award (the “Withholding Taxes”). The Company shall (i) withhold, from Common Shares otherwise issuable upon settlement of the Award, a portion of the Common Shares with an aggregate Market Price (measured as of the date Common Shares are delivered pursuant to Section 3) equal to the amount of the applicable withholding taxes; provided, however, that the number of such Common Shares so withheld shall not exceed the maximum amount that can be withheld to satisfy the Company’s required tax withholding obligations and (ii) make a cash payment equal to such fair market value directly to the appropriate taxing authorities.
20.Notices. Any notices provided for in this Agreement or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.
21.Headings. The headings of the Sections in this Agreement are inserted for convenience only and shall not be deemed to constitute a part of this Agreement or to affect the meaning of this Agreement.
22.Amendment. Nothing in this Agreement shall restrict the Committee’s (or its applicable delegate’s) ability to exercise its discretionary authority pursuant to Section 4 of the Plan; provided, however, that no such action may, without your consent, materially adversely affect your rights under your Award and this Agreement. Without limiting the foregoing, the Board (or appropriate committee thereof) reserves the right to change, by written notice to you, the provisions of this Agreement in any way it may deem necessary or advisable to carry out the purpose of the grant as a result of any change in applicable laws or regulations or any future law, regulation, ruling, or judicial decision; provided that any such change will be applicable only to rights relating to that portion of the Award which is then subject to restrictions as provided herein.
23.Miscellaneous.
(a)The rights and obligations of the Company under your Award shall be transferable by the Company to any one or more persons or entities, and all covenants and agreements hereunder shall inure to the benefit of, and be enforceable by, the Company’s successors and assigns.
(b)You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your Award.
(c)You acknowledge and agree that you have reviewed your Award in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your Award and fully understand all provisions of your Award. This Agreement and the Plan contain the entire agreement and understanding among the parties as to the subject matter hereof, and supersede any other agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof (including, without limitation, the provisions in your employment letter with respect thereto).
(d)This Agreement will be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.
(e)All obligations of the Company under the Plan and this Agreement will be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business and/or assets of the Company.

24.Governing Plan Document. Your Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your Award, and is further subject to all interpretations, amendments, rules and regulations, which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of your Award and those of the Plan, the provisions of the Plan shall control; provided, however, for avoidance of doubt, terms contained in the Agreement but not in the Plan shall not constitute a conflict and such terms in the Agreement shall control. The Committee will have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee will be final and binding upon you, the Company and all other interested persons. No member of the Board or the Committee will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement.
25.Effect on Other Employee Benefit Plans. The value of the Award subject to this Agreement will not be included as compensation, earnings, salaries or other similar terms used when calculating the employee’s benefits under any employee benefit plan sponsored by the Company or any affiliate except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify or terminate any of the Company’s or any affiliate’s employee benefit plans.
26.Choice of Law. The interpretation, performance and enforcement of this Agreement will be governed by the laws of the Province of Ontario and the laws of Canada. Each of the parties submits to the exclusive jurisdiction of the state courts within the State of New Jersey. In any issue, claim, demand, action, cause of action, suit or proceeding arising out of, or relating to, this Agreement, each of the parties agrees that all claims in respect of the action or proceeding may be heard and determined in any such court, and agrees not to bring any action or proceeding arising out of, relating to, based on or in connection with this Agreement in any other court. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto.
27.Severability. If all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid will, if possible, be construed in a manner that will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.
28.Appendices. Notwithstanding any provisions in this Agreement, the PSUs shall be subject to any special terms and conditions for employees outside the United States set forth in Appendix A and Appendix B attached hereto (the “Appendices”). Further, if you relocate to one of the countries included in Appendix B, the special terms and conditions for such country will apply to you to the extent that the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendices constitutes part of this Agreement.
29.Acknowledgements. By accepting this Award, you hereby (i) acknowledge and agree that, notwithstanding anything to the contrary in any Employee Privacy Notice, and subject to the terms of Section 25 of the Plan, such Employee Privacy Notice shall apply to the Company’s and its affiliates’ processing of your personal data in connection with the Plan and this Award, and (ii) consent to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third-party designated by the Company.